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As filed with the Securities and Exchange Commission on February 23, 2005

Registration No. 333-60960

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

TRANSMERIDIAN EXPLORATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	76-0644935
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)
397 N. Sam Houston Pkwy E, Suite 300 Houston, Texas 77060 (281) 999-9091 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Earl W. McNiel
Vice President and Chief Financial Officer
397 N. Sam Houston Pkwy E, Suite 300
Houston, Texas 77060
(281) 999-9091
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Robert C. Beasley
Weycer, Kaplan, Pulaski & Zuber, P.C.
1400 Summit Tower, Eleven Greenway Plaza
Houston, Texas 77046

        Approximate date of commencement of proposed sale to the public:    From time to time as the selling stockholders may decide.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

TRANSMERIDIAN EXPLORATION, INC.

COMMON STOCK
($.0006 par value)

We have prepared this prospectus to allow the selling stockholders to sell up to an aggregate of 23,995,533 shares of our common stock issuable upon conversion of our Series A Cumulative Convertible Preferred Stock and issuable upon the exercise of Warrants issued in connection with such Series A Cumulative Convertible Preferred Stock. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

The selling stockholders have advised us that they will sell the shares from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under "Plan of Distribution." We will pay all expenses of registration incurred in connection with this offering, but the selling stockholders will pay all of their selling commission, brokerage fees and related expenses.

Our common stock is traded on the OTC Bulletin Board under the symbol "TMXN." On February 10, 2005, the closing price of the common stock was $1.74 per share.

Investing in our common stock involves risks. You should carefully consider the risk factors beginning on page two (2) prior to investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

February 23, 2005.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained in this prospectus is correct as of any time subsequent to its date.

PROSPECTUS SUMMARY

The following summary highlights information we present more fully elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including those described under the heading "Risk Factors" and elsewhere in this prospectus.

Transmeridian Exploration, Inc. (the "Company" or "Transmeridian") was incorporated in the State of Delaware in April 2000. We are engaged in the business of development and production of oil and gas properties. Our activities are primarily focused on the Caspian Sea region of the former Soviet Union and our primary oil and gas property is License 1557 and the related Exploration Contract for the development of the South Alibek Field ("South Alibek" or the "Field") in the Republic of Kazakhstan. We conduct our operations in Kazakhstan through a 50% owned subsidiary, Caspi Neft TME ("Caspi Neft"). Caspi Neft is an Open Joint Stock Company ("OJSC") organized under the laws of Kazakhstan. The remaining 50% of Caspi Neft is owned by Bramex Management, Inc. ("Bramex"), the successor to Kazstroiproekt, Ltd.

Our principal executive offices are located at 397 N. Sam Houston Pkwy E, Suite 300, Houston, Texas 77060, and our telephone number is (281) 999-9091.

Unless the context otherwise requires, references to "Transmeridian," "we," "us," "our" or the "Company" refer to Transmeridian Exploration, Inc. and its subsidiaries.

THE OFFERING

Common stock offered by the selling stockholders	23,995,533 shares
Common stock to be outstanding after the offering	103,824,595 shares(1)
Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus.
OTC Bulletin Board Symbol	TMXN

(1)
The number of shares of our common stock that are to be outstanding after this offering is based on the number of shares outstanding on December 31, 2004, after giving effect to the conversion of the Series A Cumulative Convertible Preferred Stock and the issuances of shares in connection with the exercise of Warrants issued in connection with such Series A Cumulative Convertible Preferred Stock, which constitutes all of the shares included in the registration statement of which this prospectus forms a part.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Limited Capital Resources and Liquidity

We are in the early stages of establishing production and revenues from the development of our primary property in Kazakhstan and we were considered a Development Stage Company prior to 2004. Our ability to realize the carrying value of our assets is dependent on being able to produce and sell significant quantities of oil from the South Alibek Field.

Exploration and Development Risks

Our success is dependent on finding, developing and producing economic quantities of oil and gas. Our drilling operations may not be successful in finding and producing economic reserves. We are also subject to operating risks normally associated with the exploration, development and production of oil and gas. These risks include high pressure or irregularities in geological formations, blowouts, cratering, fires, shortages or delays in obtaining equipment and qualified personnel, equipment failure or accidents, and adverse weather conditions, such as winter snowstorms. These risks can result in catastrophic events, or they may result in higher costs and operating delays. We maintain very limited insurance coverage and such coverage may not be effective to fully compensate for these risks. In many cases, such coverage is either not available or is not cost-effective.

Oil and Gas Reserve Risks

The oil and gas reserve data shown in our filings with the Securities Exchange Commission ("SEC") represent estimates only and are not intended to be a forecast or fair market value of our assets. The economic success of the Field is dependent on finding and developing sufficient reserves and rates of production to generate positive cash flow and provide an economic rate of return on our investments in the Field. In addition, our reserves are contained in carbonate reservoirs, and there is a larger uncertainty inherent in carbonate reservoirs as compared to sandstone reservoirs.

Risks of International Operations

We are subject to risks inherent in international operations, including adverse governmental actions, political risks, expropriation of assets, loss of revenues and the risk of civil unrest or war. Our primary oil and gas property is located in Kazakhstan, which until 1990 was part of the Soviet Union. Kazakhstan retains many of the laws and customs from the former Soviet Union, but has developed and is continuing to develop its own legal, regulatory and financial systems. As the political and regulatory environment changes, we may face uncertainty about the interpretation of our agreements and in the event of dispute, may have limited recourse within the legal and political system.

If we are successful in establishing commercial production from the Field, an application will be made for an exploration and production contract. The Company has the exclusive right to negotiate this contract for the Field, and the government is required to conduct these negotiations under Kazakhstan's "Law of Petroleum." Such contracts are customarily awarded upon determination that the field is capable of commercial rates of production and that the applicant has complied with the other terms of its license and exploration contract. However, the Company is not guaranteed the right to a production contract. The terms of the exploration and production contract establish the royalty and other payments due to the government in connection with commercial production. While we believe that we can successfully negotiate an exploration and production contract, we cannot be assured that we will be able to do so or that the terms of such contract will be acceptable. If satisfactory terms cannot be negotiated, it could have a material adverse effect on our financial position.

Marketing and Oil Prices

Our future success is dependent on being able to transport and market our production either within Kazakhstan or preferably through export to international markets. Thus, our revenues could be adversely affected by issues which are outside our control relating to the crude oil transportation infrastructure both within and outside Kazakhstan. The exportation of oil from Kazakhstan depends on access to transportation routes, primarily pipeline systems, which can have limited available capacity and are subject to other restrictions. Pipeline access is the preferred and most cost effective method to sell crude oil production into the export market, and thus the Company is subject to the risk that unless the Company obtains access to pipelines to transfer crude oil out of Kazakhstan, the price at which the Company sells its crude oil may remain well below world market prices. We currently do not have a long-term contract for the transportation or sale of our crude oil. We currently ship our oil by truck to an oil storage facility where it is temporarily stored pending delivery to the buyer. After the buyer takes possession of the oil, it is generally shipped by rail from the oil storage facility. Our longer-term plans include the shipment of oil by pipeline. We would expect the implementation of these plans to result in higher realized prices than our current marketing arrangements, but we cannot be assured that we will be successful in implementing these plans.

The prices we have received thus far for the sale of our crude oil are significantly less than the full world market price for crude oil. For example, in June 2004, Caspi Neft entered into a contract to sell approximately 157,500 barrels of crude oil to a local purchaser for approximately $11.61 per barrel, and in December 2004, Caspi Neft entered into a contract to sell approximately 15,000 barrels of crude oil to a local purchaser for approximately $20.00 per barrel. In comparison to the full world market price for crude oil at such times, these prices are significantly lower. The Company believes the primary reason we have not received the full world market price is because we have not yet been able to produce crude oil in sufficient quantities to attract customers that supply the world oil markets. Unless and until such time as we are able to produce crude oil in sufficient quantities to attract customers that supply the world oil markets, the price at which we are able to sell crude oil will be significantly lower than the full world market price, and the Company will be at a competitive disadvantage compared to other exploration and production companies that receive full world market price for their crude oil.

In addition, prices of oil and gas are subject to significant volatility in response to changes in supply, market uncertainty and a variety of other factors beyond our control. There are currently no economic markets for our natural gas production and our gas reserves have been given no value in the future net cash flow data presented herein.

Environmental Risks

As an owner and operator of oil and gas properties, we are subject to various laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may impose liability on us for the cost of pollution cleanup resulting from operations and could subject us to liability for pollution damages.

Transferability of Our Common Shares

Our stock has limited trading volume and is not listed on a national exchange. Because our stock price is less than $5.00 and is not listed on a national exchange, broker-dealers face additional restrictions on transactions in our stock. Such restrictions include the requirement to deliver to purchasers a standardized risk disclosure document prepared by the SEC, which specifies information about low-priced stocks and the risks involved with such investments. Additionally, these rules require that broker-dealers make a written determination that the stock is a suitable investment for the purchaser and receive the purchaser's written consent to the transaction. These factors could adversely affect the liquidity, trading volume and transferability of our common shares.

Control by Our Officers and Directors

In the aggregate, our executive officers and directors control approximately 23.2% of the outstanding shares of our common stock, representing approximately 19% of the combined common and Series A Preferred shares, which vote together as one group, outstanding. These stockholders, acting together, would be able to significantly influence matters requiring stockholder approval.

Key Personnel

Our success is dependent on the performance of our senior management and key technical personnel. The loss of our Chief Executive Officer or other key employees could have an adverse effect on our business.

We do not have employment agreements in place with all of our senior management or key employees.

Volatility of Stock Price

Our stock price has been and continues to be highly volatile. We believe this volatility is due to, among other things:

  •
  The results of our drilling program,
  •
  Current expectations of our future financial performance,
  •
  Commodity prices of oil and natural gas, and
  •
  The volatility of the stock market in general.

Future Sales of our Common Stock May Affect Market Prices

In addition to the registration statement to which this prospectus forms a part, holders of our common stock representing 8,101,410 shares of common stock currently have registration rights pursuant to which such holders may require the Company to register such shares of common stock. As a result of our filing the registration statement of which this prospectus forms a part, we have sent notice to all holders of registration rights of their right to have their shares registered. We anticipate filing a separate registration statement approximately concurrently herewith covering resales of these additional shares, and that substantially all of the shareholders with registration rights will elect to have their shares registered. Any sales of such shares may also decrease the market price of our common stock.

Preferred Stock Have Greater Rights than Common Stock

We are permitted in our charter to issue up to 5,000,000 shares of preferred stock. We can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common stockholders. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. At December 1, 2004, we had outstanding 1,785.714 shares of Series A Cumulative Convertible Preferred Stock. These shares of preferred stock have rights senior to our common stock with respect to dividends and liquidation. In addition, such preferred stock may be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking" statements within the meaning of the federal securities laws. The forward-looking information includes statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include those described under "Risk Factors" or in other documents we file with the SEC and incorporate by reference into this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus.

BUSINESS

Transmeridian Exploration, Inc. (the "Company" or "Transmeridian") was incorporated in the State of Delaware in April 2000. We are engaged in the business of development and production of oil and gas properties. Our activities are primarily focused on the Caspian Sea region of the former Soviet Union and our primary oil and gas property is License 1557 and the related Exploration Contract for the development of the South Alibek Field ("South Alibek" or the "Field") in the Republic of Kazakhstan. We conduct our operations in Kazakhstan through a 50% owned subsidiary, Caspi Neft TME ("Caspi Neft"). Caspi Neft is an Open Joint Stock Company ("OJSC") organized under the laws of Kazakhstan. The primary assets of Caspi Neft are License 1557 covering the South Alibek Field and related oil and gas property and equipment. The License covers 14,111 acres. The Exploration Contract associated with the License has a six-year initial term which expires in April 2005 and may be extended by mutual agreement for two additional two-year periods. The Company has been granted the first of these two-year extensions through April 2007. The Exploration Contract required capital expenditures during the initial period of approximately $18.0 million, which has now been satisfied. In connection with the recent two-year extension, the Company has committed to an additional work program of $30.5 million. During the primary term and the extended term, the Company can produce wells under a test program and pay a royalty of 2%. The Exploration Contract also contains a provision which will allow the government to recover, from future revenues, approximately $4.9 million of exploration costs incurred by the government prior to the Company's acquisition of the Field. The final terms for recovery of these costs will be contained in the production contract, when executed. At the request of the Kazakhstan government, the Company is proceeding with the steps required to obtain a production contract on a portion of the License and approval is expected in early 2005.

The Company's primary emphasis since inception has been the exploration and development of the Field and the Company had total capitalized costs of approximately $74.3 million in property and equipment as of September 30, 2004. This amount includes the initial costs of acquiring the Field, workover and drilling costs and the costs of support facilities, including a drilling rig dedicated to the Field. The Field has five wells which have proved reserves, four of which are currently producing on a test basis and one is being evaluated for the type of completion to perform. These wells and subsequent wells will delineate the extent and reserve potential of the Field. The economic success of the Field is dependent on finding and developing sufficient reserves and rates of production to generate positive cash flow and provide an economic rate of return on the investment in the Field. In order to sell significant quantities of oil from the Field over the long term, the Company must obtain a production contract from the government of Kazakhstan.

We are in the early stages of developing the South Alibek Field. As of December 31, 2003, only 7,815,681 Bbls, or 17% of Caspi Neft's estimated 45,744,788 Bbls of total proved reserves, were classified as proved developed reserves. The balance of our estimated reserves are classified as proved undeveloped and will require the drilling of future wells to produce these reserves. We have an active development program in the Field, including plans to drill wells which are not currently included within the boundaries of our proved reserves.

At December 31, 2003, Caspi Neft's estimated total proved reserves were 45,744,788 barrels of oil ("Bbls") (of which total proved reserves, as disclosed below, the Company would own only 50%). All of these reserves are attributable to the South Alibek Field. The present value of pre-tax future net revenues discounted at 10% per annum, based on prices being received at the end of the year, with assumptions held constant throughout the producing life of the reserves ("10% Present Value") was $241,351,419. After deducting estimated future taxes, the net present value of such reserves was $180,443,372 (of which net present value, as disclosed below, the Company would own only 50%). The total proved reserve estimates and the net present value before income tax have been prepared by Ryder Scott Company, an independent petroleum engineering company, in accordance with SEC guidelines.

The reserve quantities and values discussed above represent Caspi Neft's ownership of the reserves in the Field, reduced by estimated government royalties and a 10% carried working interest after payout which is owned by a third party (as discussed below). Prior to February 2004, the Company owned a 100% equity interest in Caspi Neft. However, in February 2004, Bramex Management, Inc., successor in interest to Kazstroiproekt, Ltd. ("Bramex"), exercised its option to acquire 50% of the common stock of Caspi Neft. Thus, our equity ownership of Caspi Neft was reduced to 50%, which reduces our effective net interest in the proved reserves of the Field.

The following table presents the net proved oil reserves and future net revenue for the year ended December 31, 2003, as if the Bramex option would have been converted prior to that date:

Net Proved Crude Oil Reserves and Future Net Revenues
As of December 31, 2003
Assuming Bramex Conversion On That Date
(Quantities in Barrels)

2003
Proved Developed Non-Producing	3,624,329
Proved Undeveloped	17,034,730
Total Proved Reserves	20,659,059
Present Value of pre-tax future net revenues discounted at 10% per annum	$107,907,839

The Company's interest in South Alibek will be reduced in the future by a 10% carried working interest conveyed to Kornerstone Investment Group Ltd. (Kornerstone) in connection with the acquisition of the Field. Under the terms of this carried interest, the Company is required to pay all acquisition, exploration, development and operating costs attributable to the 10% carried interest and is entitled to receive all revenues attributable to the 10% carried interest until the Company's costs are recovered. Thereafter, Kornerstone will participate as a 10% working interest owner in the Field.

Strategy

Our business strategy is focused on building reserves, production and cash flow through (a) the acquisition and development of oil and gas reserves, (b) exploring for new reserves, and (c) optimizing production and value from the existing reserve base. We prefer to target oil and gas properties with proved or probable reserves and avoid significant exploration risk. Through the contacts, technical knowledge and experience of our management team, we believe we can successfully identify and acquire additional properties in Kazakhstan and the Caspian Sea region. The execution of our business strategy is largely dependent on the successful development of the South Alibek Field, which is intended to provide a base of production, operations and cash flow to exploit future opportunities.

In early July 2004, we established an office in Baku, Azerbaijan to evaluate prospects in that country. We will be allowed to view data from the national oil company's archives to evaluate the available properties and anticipate entering into a Memorandum of Understanding to undertake the study of various plays in the country. We seek properties which meet our objectives of 1) low up-front acquisition costs, 2) identified reserves, 3) significant upside reserve potential, 4) reasonably short payback period and 5) lower than average international finding costs. We are not obligated to purchase or participate in a property and have an indefinite time to review the data.

Drilling Activity

In the third quarter of 2004, we continued infield drilling operations with the completion of two new wells, the SA-5 and the SA-17.These two wells were drilled on locations that currently have proved undeveloped reserves. As of September 30, 2004, we were producing approximately 1,125 barrels of oil per day ("Bopd") on a test basis from four wells and have workovers planned to stimulate and complete all four wells, including the installation of production tubing and packers to further increase the Field's oil production. Although this work is expected to be completed in the fourth quarter of 2004, our dependence on service companies for the work may result in delays.

We initially perforated a 60 foot section of the SA-5 well in the Lower KTII and an additional 90 foot section has now also been perforated. The well is under an extensive testing program and has achieved flow rates of approximately 150-200 Bopd, indicating formation damage that will require remedial work prior to the well being placed on full production

The drilling of SA-17 was completed on September 5, 2004. In October, 2004, we perforated 100 feet of a 150 foot gross reservoir zone in the upper KT-II carbonate formation. The well is undergoing initial testing on several choke sizes, flowing 460 barrels of oil per day on a 15 mm choke and is currently producing on a 11 mm choke. An additional 380 feet of log estimated pay remains in this well to be perforated and tested in the future. When the production stabilizes, we plan to stimulate the reservoir using either acid or hydraulic fracturing methods in order to increase the flow rate.

The locations for the SA-3 and SA-14, the 6th and 7th wells in the field, have been completed and drilling should begin early in the fourth quarter. These wells will be located on the outer edges of the estimated proved area to demonstrate continuation of the Field to the west of the existing producing wells and will be positioned approximately one mile from existing producing wells.

The Central Production Facility is being completed. One of the three oil storage tanks has been commissioned and is currently being used for crude oil storage. We expect the facility to become fully operational during the fourth quarter of 2004. A de-marcaptane unit is being designed to meet quality specifications required for entry into the regional pipeline system. Our contractors estimate that completion and Field commissioning should occur in the third quarter of 2005.

Recent Developments

  Corporate Disclosure Controls

In early December 2002, the Company's certifying officers conducted a preliminary review of the Company's disclosure controls and procedures and determined that, while such disclosure controls and procedures were effective to ensure that information required to be disclosed in the reports we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the Commission's rules, such controls and procedures were in need of improvement. Specifically, the preliminary review revealed that the increasing complexity of the Company's international transactions and the growth and expansion of the Company's operations would require development of the Company's financial and accounting staff. The preliminary review did not reveal any actual errors or problems with our reporting and/or disclosure. However, it did cause the certifying officers' to become concerned that development of the Company's financial and accounting staff had not kept pace with the growth and expansion of the Company's operations and, as a consequence, the potential existed that non-routine or complex transactions may not be properly reported in the Company's consolidated financial statements.

As a result, the Company's principal executive and financial officers conducted a more detailed review of the Company's financial reporting procedures and disclosure controls as well as the accounting treatment of all material transactions during the periods covered by the Company's 2002 Annual Report on Form 10-K. That review was conducted during the first two weeks December 2002. As a result of that review the Company conducted a detailed review that was completed in the first two weeks of May 2003, and resulted in changes to the Company's accounting policies and procedures and also resulted in adjustments to the financial statements of the quarterly periods for the year ended December 31, 2002. These changes and adjustments were detailed in Form 8-Ks filed by the Company, as stated below.

As disclosed in a Current Report on Form 8-K dated February 20, 2003, we changed our accounting policies with regard to carried working interests and drilling rig operations. This change in accounting policies resulted in adjustments to the financial statements for the interim periods ended June 30, 2002 and September 30, 2002. These adjusted financial statements were included in the Form 8-K.

Additionally, as reported in a Current Report on Form 8-K dated May 16, 2003, during the fourth quarter of 2002, we made certain other adjustments to our financial statements which also affected the interim periods of 2002. These adjustments included capitalization of interest on unproved oil and gas properties, adjustments to the depreciation of drilling equipment, amortization of deferred financing costs and certain other adjustments as discussed in the Form 8-K. The Form 8-K included adjusted financial statements for the interim periods of the year ended December 31, 2002. There were no adjustments made to any periods prior to 2002.

Based on the fact that we had completed our detailed review prior to filing Form 10-KSB (filed May 16, 2003) and with the continuing improvements that have been made throughout 2003, our certifying officers do not believe that a material weakness in our disclosure controls and procedures existed, for the period ended December 31, 2002, as well as all subsequent affected periods. It was determined that there was a lack of experienced staff and adequate supervision, and that additional procedures were needed for the review of the accounting and reporting for material transactions. During 2003, the Company hired a new Chief Financial Officer and a Corporate Controller, both of whom are Certified Public Accountants and have extensive experience in finance and accounting for international oil and gas operations. In addition, procedures were established for the review by the Chief Financial Officer and Corporate Controller of all material transactions for proper accounting and disclosure in accordance with Generally Accepted Accounting Principles and the rules and regulations of the Securities and Exchange Commission. These procedures are detailed below.

Kazakhstan Internal Controls

Prior to the fourth quarter of 2002, the Company's activities in Kazakhstan were limited. Drilling operations in Kazakhstan commenced in October 2002 and have accelerated since. As a result, the volume and dollar amount of transactions handled by the Company's accounting staff in Kazakhstan increased substantially. In order to ensure proper handling of the increased transaction flow, management determined that certain improvements were needed in the Company's accounting function in Kazakhstan. During the later part of 2002 and the first half of 2003, we implemented a computer-based accounting system, hired additional accounting staff, and conducted additional training of accounting personnel in Kazakhstan. In addition, we have established detailed policies and procedures relating to the procurement of goods and services for our operations in Kazakhstan and cash disbursements for purchases and, based on reviews and testing that has been performed, we are confident that these procedures are being consistently followed.

As a result of communication issues between our U.S. and Kazakhstan accounting and operating personnel, we face continuing challenges to improve the timeliness of our accounting and financial reporting and the quality of information reported to the corporate office in Houston. These communication issues include language barriers, time zone differences and terminology of technical data. All business activity (procurement of goods and services, processing of invoices, cash disbursements, etc.) is conducted in Kazakhstan and all supporting documentation is in the Russian language. Each month personnel in Kazakhstan prepare electronic files that detail the financial transactions for the previous month. These files are transmitted to Houston via email, translated into English and the financial data is entered into the Company's accounting system. During the period from January 2002 through September 2002,, this information was not sent on a timely basis from Kazakhstan, resulting in a significant amount of time elapsing before the financial data could be properly analyzed. In addition, some of the items needed further explanation, causing further delays in the timely recording and analyzing of the data.

During 2003 and continuing into 2004, we have made several changes in the flow, quantity and quality of information from our accounting department in Kazakhstan. In August 2003, we developed a written Protocol for the Kazakhstan accounting department that details the information and reports that must be sent to Houston and the dates they are to be received. This Protocol was modified and supplemented in February 2004. In addition, we have instituted a policy that a member of the Houston financial department travel to Kazakhstan and reconcile the books and records maintained there with the summary reports received in Houston. These reconciliations are to be done no less than twice per year.

The Company's books and records in Kazakhstan are maintained in accordance with statutory requirements established by the Republic of Kazakhstan, which essentially require use of a cash basis of accounting. As a result, our corporate accounting personnel in Houston must perform additional procedures to prepare financial statements in accordance with generally accepted accounting principles used in the United States. Our independent auditors have advised management and the audit committee that these additional procedures could cause delays in reporting the Company's results of operations and represent a deficiency in the financial reporting system. However, the time delay was not and has never been significant enough, in the Company's and the auditor's opinion, to constitute a material weakness in the disclosure controls and procedures. We believe that our current policies and procedures are effective to ensure that our consolidated financial statements comply with generally accepted accounting principles, we continue to monitor the flow of information and intend to make further improvements in our policies and procedures to ensure the timely reporting of the Company's financial position and results of operations.

Summary and Conclusion

In the fourth quarter of 2002, we began to receive financial information from Kazakhstan on a timely basis and the Company's certifying officers reviewed all material transactions. The Company's certifying officers also made a preliminary review of the Company's disclosure controls and procedures and noted that improvements should be made to keep pace with the complexity of the Company's expansion and transactions. This preliminary review led to a more detailed review of the Company's financial reporting procedures and disclosure controls as well as the accounting treatment of all material transactions during the periods covered by the Company's 2002 Annual Report on Form 10-K. This detailed review resulted in the implementation of further improvements to the Company's disclosure controls and procedures (as detailed above) that continued throughout 2003. This detailed review, while causing the delay in the filing of the Company's Form 10-KSB for 2002, also confirmed that as of December 31, 2002, the Company's disclosure controls and procedures were effective to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission's rules and forms and that the information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

Continuing through the first two quarters of 2003, we began to receive financial information from Kazakhstan on a timely basis and continued the review of all material transactions by our certifying officers. During the third and fourth quarters of 2003, we continued to made considerable progress in improving our disclosure control procedures and systems of internal control. In addition to the enhancements in procedures and controls that we have made and are continuing to make, including improvements we have made and continue to make in Kazakhstan, the Company recently hired a new Chief Financial Officer and a Corporate Controller, both of whom are certified public accountants and have extensive experience in finance and accounting for international oil and gas operations. Based on an evaluation of the Company's disclosure controls and procedures as of December 31, 2003 and for all quarterly periods of the year 2003 as well, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures are effective to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission's rules and forms and that the information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

Customers

We began selling oil from our first well, the SA-1, during the second quarter of 2003. All sales during 2003 were to one customer. However, we have signed agreements with two additional customers for sales of crude oil in 2004. Until our central production facility, pipeline transfer connections and handling facilities are completed, we are shipping our oil by truck from the field to an oil storage facility, where it is temporarily stored until being transferred to the buyer. In June 2004, Caspi Neft entered into a contract to sell approximately 157,500 barrels of crude oil to a local purchaser for approximately $11.61 per barrel. Crude oil sales pursuant to this contract are sold at the Field and are not subject to transportation costs. In July 2004, Caspi Neft received prepayments totaling approximately $2.2 million for the volumes under the contract, including the prepayment of value added tax. As of September 30, 2004, the purchaser has taken delivery of 74,116 barrels, leaving 83,384 barrels to be taken.

Competition

The oil and gas industry is highly competitive, and our future business plans could be jeopardized by competition from larger and better-financed companies. We compete for reserve acquisitions, exploration leases, licenses, concessions and marketing agreements against companies with financial and other resources substantially greater than ours. Many of our competitors have more established positions and stronger governmental relationships, which may make it more difficult for us to compete effectively with them.

Government Regulation

Our operations are subject to various levels of government controls and regulations in the United States and in the Republic of Kazakhstan. We attempt to comply with all legal requirements in the conduct of our operations and employ business practices which we consider to be prudent under the circumstances in which we operate. It is not possible for us to separately calculate the costs of compliance with environmental and other governmental regulations as such costs are an integral part of our operations.

In the Republic of Kazakhstan, legislation affecting the oil and gas industry is under constant review for amendment or expansion. Pursuant to such legislation, various governmental departments and agencies have issued extensive rules and regulations which affect the oil and gas industry, some of which carry substantial penalties for failure to comply. These laws and regulations can have a significant impact on the industry by increasing the cost of doing business and, consequentially, can adversely affect our profitability. Inasmuch as new legislation affecting the industry is commonplace and existing laws and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws and regulations.

Offices and Employees

Our corporate headquarters office is in Houston, Texas, where we lease 6,725 square feet of office space. As of December 1, 2004, we had 8 full-time employees in Houston. We also maintain two offices in Kazakhstan, operated by Caspi Neft. Caspi Neft's administrative offices are in Aktobe where it leases approximately 9,020 square feet of office space and has 60 full-time employees. Caspi Neft's field operations for the South Alibek Field have approximately 61 employees. Caspi Neft also maintains a small administrative office in Almaty, Kazakhstan with five employees.

Availability of Reports

Transmeridian makes available free of charge on its internet website, www.tmei.com, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13 (a) or 15 (d) of the Securities Act of 1934 as soon as reasonably practicable after it electronically files or furnishes them to the Securities and Exchange Commission. Such filings and reports are also available from the Securities and Exchange Commission at its website at www.sec.gov.

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock issued upon conversion of the Series A Cumulative Convertible Preferred Stock and upon conversion of the Warrants issued with the Series A Cumulative Convertible Preferred Stock.

The table below sets forth the name of the selling stockholder and the number of shares of common stock that each selling stockholder may offer pursuant to this prospectus. Unless set forth below, to our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

The selling stockholders may from time to time offer and sell any or all of the shares under this prospectus. Because the selling stockholders may offer all or some of the common stock offered pursuant to this prospectus, we cannot estimate how many shares of common stock that the selling stockholders will hold upon consummation of any such sales.

	Shares Beneficially Owned Before the Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering(1)
Name and Address of Beneficial Owner
	Number	Percent(2)&(4)	Number(3)	Number	Percent
Concentrated Alpha Partners, L.P.(5)	537,500	*	537,500	0	0
BBT Fund, L.P. (5)	2,141,074	2.062%	2,141,074	0	0
M and M Capital, LLC(6)	44,639	*	44,639	0	0
North Sound Legacy Fund LLC c/o North Sound Capital LLC(7)	297,324	*	297,324	0	0
North Sound Legacy Institutional Fund LLC(7)	4,162,500	4.009%	4,162,500	0	0
North Sound Legacy International, Ltd.(7)	10,406,250	10.023%	10,406,250	0	0
Ridgewood Limited(8)	44,639	*	44,639	0	0
SDS Capital Group SPC, Ltd.9)	4,464,287	4.300%	4,464,287	0	0
Willemstad Finance & Consulting Corp.10)	223,213	*	223,213	0	0
Energy Capital Solutions, LLC(11)	1,674,107	1.612%	1,674,107	0	0

Totals	23,995,533		23,995,533

*
Less than 1%.

(1)
Assumes all shares of common stock offered hereby are sold.

(2)
Based on the number of shares outstanding on December 31, 2004.

(3)
Includes shares issuable in connection with the conversion of the Series A Preferred Stock and issuable upon conversion of the Warrants.

(4)
Pursuant to the terms of the Certificate of Designation of the Series A Preferred Stock, unless the holder chooses in advance not to be governed by this limitation, the number of shares of our common stock that may be acquired by any holder of our Series A Preferred Stock upon any conversion thereof or that shall be entitled to voting rights is limited to the extent necessary to ensure that, following such conversion, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder's for purposes of the Exchange Act, does not exceed 4.999% of the then issued and outstanding shares of common stock of the Company. The warrants issued with the Series A Preferred Stock provide that the number of shares of our common stock that may be acquired by any holder of the warrants upon exercise thereof is limited to the extent necessary to ensure that, following such exercise, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder's for purposes of the Exchange Act, does not exceed 4.999% of the then issued and outstanding shares of common stock of the Company. The total number of shares of common stock beneficially owned and intended to be sold by each selling securityholder as set forth in the table above does not reflect this 4.999% cap. This footnote 4 is being provided for informational purposes only.

(5)
Sid R. Bass has the power to vote and to dispose of the shares of common stock beneficially owned by Concentrated Alpha Partners Fund, L.P. and BBT Fund, L.P. respectively. Mr. Bass disclaims beneficial ownership of such shares of common stock

(6)
John Cramner, Mike Clofine, and Marc Sperling share the power to vote and to dispose of the shares of common stock beneficially owned by M and M Capital, LLC. Messrs. Cramner, Clofine, and Sperling disclaim beneficial ownership of such shares of common stock.

(7)
North Sound Capital LLC acts as the managing member of North Sound Legacy Fund LLC and North Sound Legacy Institutional Fund LLC and the investment advisor of North Sound Legacy International Ltd. (the "Funds"), and in this capacity exercises both voting and investment power. The managing member of North Sound Capital LLC is Thomas McAuley. As such, Mr. McAuley may be deemed to share dispositive power over the shares of common stock beneficially owned by the Funds. Mr. McAuley disclaims beneficial ownership of such shares of common stock.

(8)
Niel Fiore has the power to vote and dispose of the shares of common stock beneficially owned by Ridgewood Limited. Mr. Fiore disclaims beneficial ownership of such shares of common stock.

(9)
Steve Derby has the power to vote and dispose of the shares of common stock beneficially owned by SDS Capital Group SPC, Ltd. Mr. Derby disclaims beneficial ownership of such shares of common stock.

(10)
Michael Kraland and Gregory Elias have the power to vote and to dispose of the shares of common stock beneficially owned by Willemstad Finance and Consulting Corp. Mr. Kraland and Mr. Elias disclaim beneficial ownership of such shares of common stock.

(11)
Energy Capital, LLC ("Energy Capital"), a registered broker-dealer, has provided financial advisory services in connection with the sale by Transmeridian of the Series A Cumulative Preferred Stock to the selling stockholders, and in providing such services, Energy Capital is deemed to be an underwriter under the rules and regulations of the Securities Exchange Commission. As compensation for such services, Energy Capital received from Transmeridian: (i) a cash fee equal to six percent (6%) of the aggregate offering price for which Transmeridian sold the Series A Cumulative Convertible Preferred Stock and the Warrants to the selling stockholders, and (ii) Warrants to acquire 1,674,107 shares of Common Stock of Transmeridian, with such Warrants containing the same terms and conditions as the Warrants issued in connection with the Series A Cumulative Convertible Preferred Stock.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling security holders. Sales of shares may be made by selling security holders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the OTC Bulletin Board or any exchange upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

  •
  a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchases;

  •
  through options, swaps or derivatives;

  •
  in privately negotiated transactions;

  •
  in making short sales or in transactions to cover short sales; and

  •
  put or call option transactions relating to the shares.

The selling security holders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

The selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling security holders. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The selling security holders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify each of the selling security holders and each selling security holder has agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

The selling security holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

Selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

  •
  the name of each such selling security holder and of the participating broker-dealer(s);

  •
  the number of shares involved;

  •
  the initial price at which the shares were sold;

  •
  the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transactions.

In addition, if required under applicable law or the rules or regulations of the Commission, we will file a supplement to this prospectus when a selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

We are paying all expenses and fees in connection with the registration of the shares. The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which requires us to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the Securities and Exchange Commission or over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. Our common shares are listed on the OTC Bulletin Board under the symbol "TMXN."

The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities that we have registered under the registration statement of which this prospectus forms a part have been sold.

  •
  Annual Report on Form 10-K for the year ended December 31, 2003,

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004,

  •
  Current Reports on Form 8-K filed on April 7, 2004, April 15, 2004, August 2, 2004, November 15, 2004, January 10, 2005, and February 17, 2005.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

  Transmeridian Exploration, Inc.
  Attn: Vice President and Chief Financial Officer
  397 N. Sam Houston Pkwy E, Suite 300
  Houston, Texas 77060

LEGAL MATTERS

Certain matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by Weycer, Kaplan, Pulaski & Zuber, P.C., Houston, Texas.

EXPERTS

The consolidated financial statements of Transmeridian Exploration, Inc. as of December 31, 2003 and for the three years then ended incorporated by reference in this Prospectus have been audited by John A. Braden & Company, P.C., an independent registered public accounting firm, to the extent and for the period set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Our oil and gas reserves in Kazakhstan have been reviewed by our independent reserve engineers, Ryder Scott Company., as stated in their report thereon. Our disclosures of our domestic oil and gas reserves in Kazakhstan included in our Annual Report on Form 10-K for the year ending December 31, 2003, have been presented in reliance upon the authority of such firm as experts in petroleum engineering.

23,995,533

TRANSMERIDIAN EXPLORATION, INC.

PROSPECTUS
February 23, 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14 Other Expenses of Issuance and Distribution

The table below sets forth the expenses to be incurred by us in connection with the issuance and distribution of the shares registered for offer and sale hereby, other than underwriting discounts and commissions. All amounts shown represent estimates except the Securities Act registration fee.

Registration fee under the Securities Act	$4,758
Accountants' fees and expenses	5,000
Legal fees and expenses	60,000
Miscellaneous	30,242

Total	$100,000

Item 15 Indemnification of Directors and Officers

Under Section 145 of the General Corporation Law of the State of Delaware ("Delaware Law"), a Delaware corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys fees), judgments, fines and settlements in nonderivative suits, actually and reasonably incurred by them in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. Delaware law, however, provides that such person must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable for negligence or misconduct unless the Court of Chancery or the court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers. Indemnification is mandatory to the extent a claim, issue or matter has been successfully defended.

Article Seventh of our certificate of incorporation and Article 10.02 of our bylaws provide, in general, that we shall indemnify our directors and officers under certain of the circumstances defined in Section 145. We have entered into agreements with each member of our board of directors pursuant to which we will advance to each director costs of litigation in accordance with the indemnification provisions of our Certificate of Incorporation and bylaws.

Item 16 Exhibits

4.1
Certificate of Designations of Series A Convertible Preferred Stock (filed as Exhibit 4.1 to Transmeridian's Current Report on Form 8-K dated November 15, 2004, and incorporated herein by reference).

4.2
Form of Warrant (filed as Exhibit 4.2 to Transmeridian's Current Report on Form 8-K dated November 15, 2004, and incorporated herein by reference).

5.1
Opinion of Weycer, Kaplan, Pulaski & Zuber, P.C. (previously filed)

10.1
Preferred Stock and Warrant Purchase Agreement, dated November 12, 2004 (filed as Exhibit 10.1 to Transmeridian's Current Report on Form 8-K dated November 15, 2004, and incorporated herein by reference).

10.2
Investor Rights Agreement, dated November 12, 2004 (filed as Exhibit 10.2 to Transmeridian's Current Report on Form 8-K dated November 15, 2004, and incorporated herein by reference).

*23.1
Consent of Independent Registered Public Accounting Firm—John Braden & Co., P.C.

23.2
Consent of Ryder Scott Company (Independent Reserve Engineers) (previously filed)

23.3
Consent of Weycer, Kaplan, Pulaski & Zuber, P.C. (contained in Exhibit 5.1) (previously filed)

*
Filed herewith.

Item 17 Undertakings

The undersigned registrants hereby undertake:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   For purposes of determining any liability under the Securities Act of 1933, each filing of each such registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant agrees that it will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (i)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by such registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (ii)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, Transmeridian Exploration, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 23, 2005.

TRANSMERIDIAN EXPLORATION, INC.
By:	/s/ LORRIE T. OLIVIER Lorrie T. Olivier Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Date	Signature	Title
February 23, 2005	/s/ LORRIE T. OLIVIER Lorrie T. Olivier	Chairman of the Board of Directors, President and Chief Executive Officer
February 23, 2005	/s/ EARL W. MCNIEL Earl W. McNiel	Vice President and Chief Financial Officer
February 23, 2005	/s/ BRUCE A. FALKENSTEIN Bruce A. Falkenstein	Vice President of Exploration and Geology
February 23, 2005	/s/ CHARLES J. CAMPISE Charles J. Campise	Corporate Controller
February 23, 2005	/s/ PHILIP J. MCCAULEY Philip J. McCauley	Director
February 23, 2005	/s/ ANGUS G.M.P. SIMPSON Angus G.M.P. Simpson	Director
February 23, 2005	/s/ JAMES H. DORMAN James H. Dorman	Director
February 23, 2005	/s/ GEORGE E. REESE George E. Reese	Director
February 23, 2005	/s/ MARVIN CARTER Marvin Carter	Director

Exhibit Index

Exhibit

4.1
Certificate of Designations of Series A Convertible Preferred Stock (filed as Exhibit 4.1 to Transmeridian's Current Report on Form 8-K dated November 15, 2004, and incorporated herein by reference).

4.2
Form of Warrant (filed as Exhibit 4.2 to Transmeridian's Current Report on Form 8-K dated November 15, 2004, and incorporated herein by reference).

5.1
Opinion of Weycer, Kaplan, Pulaski & Zuber, P.C. (previously filed)

10.1
Preferred Stock and Warrant Purchase Agreement, dated November 12, 2004 (filed as Exhibit 10.1 to Transmeridian's Current Report on Form 8-K dated November 15, 2004, and incorporated herein by reference).

10.2
Investor Rights Agreement, dated November 12, 2004 (filed as Exhibit 10.2 to Transmeridian's Current Report on Form 8-K dated November 15, 2004, and incorporated herein by reference).

*23.1
Consent of Independent Registered Public Accounting Firm—John Braden & Co., P.C.

23.2
Consent of Ryder Scott Company (Independent Reserve Engineers) (previously filed)

23.3
Consent of Weycer, Kaplan, Pulaski & Zuber, P.C. (contained in Exhibit 5.1 and previously filed)

*
Filed herewith.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
THE OFFERING
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
BUSINESS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
Exhibit Index